Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related prospectus of Independent Bank Corporation and to the inclusion of our report dated February 26, 2010, on the consolidated financial statements of Independent Bank Corporation.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Grand Rapids, Michigan
July 6, 2010